Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

ViroPharma Incorporated:

We consent to the use of our report dated February 7, 2003, with respect to the consolidated balance sheets of ViroPharma Incorporated (A Development Stage Company) and subsidiary as of December 31, 2001 and 2002, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002 and for the period form December 5, 1994 (Inception) to December 31, 2002, incorporated herein by reference.

/s/ KPMG LLP

Princeton, New Jersey

October 6, 2003